As filed with the Securities and Exchange Commission on September 23, 1999
                                                      Registration No. 333-____

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  --------
                                    FORM S-8
                             Registration Statement
                        Under The Securities Act of 1933

                            Ferrellgas Partners, L.P.

             (Exact name of Registrant as specified in its charter)

          Delaware                                      43-1698480
 ------------------------------              ------------------------------
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
incorporation or organization)

                   One Liberty Plaza, Liberty, Missouri 64068

   (Address, including zip code, of Registrant's principal executive offices)

                AMENDED AND RESTATED FERRELLGAS UNIT OPTION PLAN
                            (Full title of the Plan)
                               --------------

                                Danley K. Sheldon
                Chief Executive Officer, President, and Director
         Ferrellgas, Inc. (General Partner of Ferrellgas Partners, L.P.)
                                One Liberty Plaza
                             Liberty, Missouri 64068
                                 (816) 792-1600
 (Name, address and telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
  Title of securities         Amount to be          Proposed maximum       Proposed maximum           Amount of
    to be registered           registered          offering price per     aggregate offering       registration fee
                                                         share                   price
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
      Common Units            850,000 units            $17.16 (1)           $14,586,000 (1)           $2,917.20
------------------------- ---------------------- ----------------------- ---------------------- ----------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.

                                EXPLANATORY NOTE

As permitted by the rules of the Securities and Exchange Commission (the "Commission"), this Registration Statement omits the information specified in
Part I of Form S-8.

                                     Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3: Incorporation of Documents by Reference

The following documents filed with the Commission by Ferrellgas Partners, L.P. (the "Partnership") are incorporated in this Registration Statement on Form S-8 (the "Registration Statement") by reference:

1. The Partnership's Annual Report on Form 10-K for the fiscal year ended July 31, 1998; and

2. The Partnership's Quarterly Report on Form 10-Q for the three month period ended April 30, 1999; and

3. The description of the Partnership's Common Units set forth in the Registrant's Current Report on Form 8-K filed August 15, 1994.

All documents subsequently filed by the Partnership pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all of the securities offered then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

Item 4: Description of Securities

Not applicable

Item 5: Interests of Named Experts and Counsel

Not applicable

Item 6: Indemnification of Directors and Officers

The partnership agreements of the Partnership and Ferrellgas, L.P. (the "Operating Partnership") provide that the Partnership or the Operating Partnership, as the case may be, will indemnify (to the fullest extent permitted by applicable law) certain persons (each, an "Indemnitee") from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved or is threatened to be involved, as a party or otherwise and which relates to the Partnership Agreement or the Operating Partnership Agreement or the property, business, affairs or management of the Partnership or the Operating Partnership. This indemnity is available only if the Indemnitee acted in good faith, in a manner in which such Indemnitee believed to be in, or not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Indemnitees include the General Partner, any departing partner, any affiliate of the General Partner or any departing partner, any person who is or was a director, officer, employee or agent of the General Partner or any departing partner or any affiliate of either, or any person who is or was serving at the request of the General Partner, any, or any such affiliate as a director, officer, partner, trustee, employee or agent of another person. Expenses subject to indemnity will be paid by the applicable partnership to the Indemnitee in advance, subject to receipt of an undertaking by or on behalf of the Indemnitee to repay such amount if it is ultimately determined by a court of competent jurisdiction that the Indemnitee is not entitled to indemnification. The Partnership will, to the extent commercially reasonable, purchase and maintain insurance on behalf of the Indemnitees, whether or not the Partnership would have the power to indemnify such Indemnitees against liability under the applicable partnership agreement.

Item 7: Exemption from Registration Claimed

Not applicable

Item 8: Exhibits

  4.1 Agreement of Limited Partnership, dated as of July 5, 1994 (incorporated by reference to Exhibit 3.1 to the Partnership's Current Report on Form 8-K filed August 16,
              1994)

  4.2 Specimen Certificate representing Common Units (incorporated by reference to Exhibit A to Exhibit 3.1 to the Partnership's Current Report on Form 8-K filed August 16,
              1994)

  5.1         Opinion of Blackwell Sanders Peper Martin LLP

10.1          Amended and Restated Ferrellgas Unit Option Plan

23.1          Consent of Blackwell Sanders Peper Martin LLP

23.2          Consent of Deloitte & Touche LLP




Item 9: Undertakings

Rule 415 Offering.

The undersigned Partnership hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.
         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided however, that paragraphs (i) and (ii) do not apply if the registration statement is filed on Forms S-3, S-8, or F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished with the Commission by the Partnership pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove any registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Incorporation of Subsequent Exchange Act Documents by Reference

The undersigned Partnership hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Partnership's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Form S-8 Registration Statement.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Partnership pursuant to the foregoing provisions, or otherwise, the Partnership has been advised that in the opinion of the Securities Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Partnership of expenses incurred or paid by a director, officer or controlling person of the Partnership in the successful defense of any action, suit or proceeding) as asserted by such director, officer or controlling person in connection with the securities being registered, the Partnership will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Liberty, State of Missouri, on September 23, 1999.

                            FERRELLGAS PARTNERS, L.P.
                        (A Delaware Limited Partnership)

                                By:    FERRELLGAS, INC.
                                as General Partner

                                By:   /s/ Danley K. Sheldon
                                ---------------------------
                                Danley K. Sheldon
                                President, Chief Executive Officer and Director



Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                 Name                                          Title                                  Date
   /s/ James E. Ferrell                 Chairman of the Board of Ferrellgas,Inc.           September 23, 1999
------------------------------------
   James E. Ferrell

   /s/ Danley K. Sheldon                 President, Chief Executive Officer and Director     September 23, 1999
-------------------------------------  of Ferrellgas, Inc. (principal executive officer)
    Danley K. Sheldon

                                         Director of Ferrellgas, Inc.                        September 23, 1999
------------------------------------
   A. Andrew Levison

   /s/ Elizabeth T. Solberg              Director of Ferrellgas, Inc.                        September 23, 1999
------------------------------------
   Elizabeth T. Solberg

   /s/ Kevin T. Kelly                    Vice President and Chief Financial Officer of       September 23, 1999
------------------------------------
   Kevin T. Kelly                        Ferrellgas, Inc. (principal financial officer and
                                         principal accounting officer)



                                       6

Exhibit
    No.           Description of Exhibits
--------         -------------------------

  4.1 Agreement of Limited Partnership, dated as of July 5, 1994 (incorporated by reference to Exhibit 3.1 to the Partnership's Current Report on Form 8-K filed August 16, 1994)

  4.2 Specimen Certificate representing Common Units (incorporated by reference to Exhibit A to Exhibit 3.1 to the Partnership's Current Report on Form 8-K filed August 16, 1994)

  5.1         Opinion of Blackwell Sanders Peper Martin LLP

10.1          Amended and Restated Ferrellgas Unit Option Plan

23.1          Consent of Blackwell Sanders Peper Martin LLP (included in
              Exhibit 5.1)

23.2          Consent of Deloitte & Touche LLP





                                       7